Exhibit 99.1

NextCure Provides Update on Clinical Trial Activities Due to Impact of COVID-19 Pandemic

BELTSVILLE, Md., April 13, 2020 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases, today provided an update on the company's clinical trial activities due to the impact of the COVID-19 pandemic.

“The COVID-19 pandemic has put significant strain on our clinical trial sites, and has raised concerns around monitoring patient safety,” said Michael Richman, NextCure’s president and chief executive officer. “We, like others in our industry, are working closely with our clinical partners and taking the necessary steps to adjust our protocols and timelines as required during this challenging time. We will continue to support ongoing activities for patients enrolled in the Phase 2 portion of our Phase 1/2 NC318 monotherapy trial and will work with trial sites to enroll new patients as appropriate. We have made the decision to delay initiating our NC318 combination trial and NC410 trial until matters improve and look forward to starting these trials. We would like to thank our employees, investigators and clinical sites, patients, collaborators and vendors, who have been strongly supportive during this difficult period and demonstrated great resiliency in the face of new challenges.”

2020 Pipeline Updates

Previous guidance is being updated as follows:

•	NextCure expects to report initial biomarker data from the Phase 1 portion of its Phase 1/2 NC318 monotherapy trial midyear.
•	Due to the COVID-19 pandemic, the company has decided to temporarily delay starting the NC318 combination clinical trial in non-small cell lung cancer with standard-of-care chemotherapies.
•	Given the enrollment slowdown, initial data reporting from the Phase 2 portion of the Phase 1/2 NC318 monotherapy clinical trial is expected to be delayed.
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NextCure filed an investigational new drug application for its second product candidate, NC410, received FDA clearance for clinical studies and was prepared to start the Phase 1 portion of a Phase 1/2 clinical trial in March. However, due to the COVID-19 pandemic, the company has decided to temporarily delay initiating that trial.

About NC318
NC318 is a first-in-class immunomedicine against S15, a novel immunomodulatory target found on highly immunosuppressive cells called M2 macrophages in the tumor microenvironment and on certain tumor types including lung, ovarian and head and neck cancers. In preclinical research, it was observed that S15 promoted the survival and differentiation of suppressive myeloid cells and negatively regulated T cell function, allowing cancer to avoid immune destruction. In preclinical studies, NC318 blocked the negative effects of S15. NextCure believes NC318 has the potential to treat multiple cancer types.

About NC410
NC410 is a novel immunomedicine that was developed to block LAIR-1-mediated immune suppression by mimicking the natural decoy effects of LAIR-2. LAIR-1 is a co-inhibitory receptor expressed on T cells and dendritic cells. LAIR-2 is a naturally occurring soluble decoy protein for LAIR-1. In preclinical research, it was observed that LAIR-1 inhibited T cell function and dendritic cell activity allowing tumor cells to grow. In preclinical studies, NC410 blocked the negative effects of LAIR-1 to promote T cell function and dendritic cell activity. NextCure believes NC410 has the potential to treat multiple cancer types.

About NextCure, Inc.
NextCure is a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases. Through our proprietary FIND-IO™ platform, we study various immune cells to discover and understand targets and structural components of immune cells and their functional impact in order to develop immunomedicines. Our initial focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment and patients with cancer types not adequately addressed by available therapies. www.nextcure.com

Forward-Looking Statements
This press release contains forward-looking statements, including statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts, assumptions and other information available to NextCure as of the date hereof. Forward-looking statements include statements regarding NextCure’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “may,” “will,” “potential,” “expects,” “believes,” “intends,” “forward,” “progress,” “continue,” “momentum,” “well-positioned,” “upcoming” and similar expressions. Examples of forward-looking statements in this press release include, among others, statements about the progress and expected timing of NextCure’s ongoing clinical trial of NC318 and planned clinical trials of NC318 and NC410, the impact of the COVID-19 pandemic on the initiation, progress or expected timing of those trials and the timing of related data, NextCure’s efforts to adjust trial-related activities to address the impact of the COVID-19 pandemic, NextCure’s plans for further updates related to the impact of the COVID-19 pandemic, and NextCure’s plans, objectives and intentions with respect to the discovery and development of immunomedicines. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: the impacts of the ongoing COVID-19 pandemic on NextCure’s business, including NextCure’s clinical trials, third parties on which NextCure relies and NextCure’s operations; NextCure’s limited operating history and no products approved for commercial sale; NextCure’s need to obtain additional financing; risks related to clinical development, marketing approval and commercialization; and the unproven approach to the discovery and development of product candidates based on NextCure’s FIND-IO platform. More detailed information on these and additional factors that could affect NextCure’s actual results are described in NextCure’s filings with the Securities and Exchange Commission (the “SEC”), including NextCure’s Form 10-K filed with the SEC on March 12, 2020. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Investor Inquiries
Timothy Mayer, Ph.D.
NextCure, Inc.
Chief Operating Officer
(240) 762-6486
IR@nextcure.com

Media Inquiries
Shai Biran, Ph.D.
MacDougall
(781) 591-3481
NextCure@macbiocom.com